UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Southwest Airlines Co.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 16, 2012

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held at the Hyatt Regency Dallas located at 300 Reunion Boulevard, Dallas, Texas on Wednesday, May 16, 2012, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect ten Directors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to approve an amendment and restatement of Southwest’s Articles of Incorporation to eliminate supermajority voting for certain corporate matters;

(4)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2012; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 20, 2012, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport, and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 20, 2012 (such as an account statement from your broker showing your stock ownership as of March 20, 2012). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 20, 2012, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 20, 2012.

Your vote is important. Please sign and return the enclosed proxy in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote via telephone or the Internet as described in the enclosed proxy.

By Order of the Board of Directors,

Ron Ricks
Executive Vice President, Chief Legal & Regulatory Officer, & Corporate Secretary

April 5, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2012

Southwest’s Proxy Statement for the 2012 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2011, are available at

http://southwest.investorroom.com/

Page
GENERAL INFORMATION	1
Annual Meeting Admission	1
Voting Procedures	1
Quorum; Effect of Abstentions and Broker Non-Votes	2
PROPOSAL 1 — ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE	6
General	6
Board Membership and Qualifications	7
Board Leadership Structure	8
Executive Sessions and Communications with Non-Management Directors	9
Risk Oversight	9
Committees of the Board	10
Certain Relationships and Related Transactions, and Director Independence	13
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Management	15
COMPENSATION OF EXECUTIVE OFFICERS	17
Compensation Discussion and Analysis	17
Compensation Committee Report	30
Summary Compensation Table	31
Grants of Plan-Based Awards in Fiscal 2011	32
Outstanding Equity Awards at Fiscal 2011 Year-End	33
Option Exercises and Stock Vested During Fiscal 2011	35
Nonqualified Deferred Compensation in Fiscal 2011	35
Potential Payments Upon Termination or Change-in-Control	37
COMPENSATION OF DIRECTORS	39
Fiscal 2011 Director Compensation	39
AUDIT COMMITTEE REPORT	42
PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	43
PROPOSAL 3 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING FOR CERTAIN CORPORATE MATTERS	45
PROPOSAL 4 — RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS	47
RELATIONSHIP WITH INDEPENDENT AUDITORS	47
OTHER MATTERS	48
Submission of Shareholder Proposals	48
Section 16(a) Beneficial Ownership Reporting Compliance	48
Conduct of Meeting and Discretionary Authority	48
Householding	49
Costs of Solicitation	49
APPENDIX A	A-1
Restated Certificate of Formation with New Amendments for Southwest Airlines Co.	A-1
APPENDIX B	B-1
Southwest Airlines Co. Audit and Non-Audit Services Preapproval Policy Adopted March 20, 2003	B-1

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 16, 2012

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 16, 2012, at 10:00 a.m., Central Daylight Time, at the Hyatt Regency Dallas located at 300 Reunion Boulevard, Dallas, Texas, or at such other time and place to which the meeting may be adjourned. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to Shareholders is April 5, 2012.

Annual Meeting Admission

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport, and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 20, 2012 (such as an account statement from your broker showing your stock ownership as of March 20, 2012). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of the Company who owned shares of the Company’s common stock as of March 20, 2012, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of the Company’s common stock as of March 20, 2012.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of the Company’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by touch-tone telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Secretary of the Company; or (iii) voting in person at the meeting. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet if your broker makes these methods available, in which case your broker has provided applicable instructions with these proxy materials. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this proxy statement except for Proposal 4 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the Shareholder of record of your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 20, 2012, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 767,480,209 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If you are a beneficial owner and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 4 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on the Compensation of the Company’s Named Executive Officers), or Proposal 3 (Approval of Amendment and Restatement of the Company’s Articles of Incorporation), and your vote will be counted as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, ten Directors are to be elected for one-year terms expiring in 2013. Gary C. Kelly, Laura H. Wright, and Ron Ricks have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	65
J. Veronica Biggins	2011	65
Douglas H. Brooks	2010	59
William H. Cunningham	2000	67
John G. Denison	2008	66
Gary C. Kelly	2004	56
Nancy B. Loeffler	2003	65
John T. Montford	2002	68
Thomas M. Nealon	2010	50
Daniel D. Villanueva	2008	74

*	As of January 1, 2012.

David W. Biegler has been Chairman and Chief Executive Officer of Southcross Energy, LLC since July 2009. Southcross is a midstream natural gas company engaged in the purchase and sale, pipeline transportation, gathering, and processing of natural gas. Mr. Biegler has also served as Chairman and Chief Executive Officer of Estrella Energy L.P., an investor in Southcross, since September 2003. Mr. Biegler served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 12, 2011 to April 11, 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following companies that are or were publicly traded: Trinity Industries, Inc. (since 1992); Animal Health International, Inc. (2007-2011); Dynegy Inc. (2003-2011); and Guaranty Financial Group Inc. (2008-2009). Mr. Biegler also serves as a Director for Austin Industries. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) his broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins is a Managing Director in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. Ms. Biggins also serves on the Avnet, Inc. board (since 1997). Previously she served as a Director of Zep Inc. (2007-2012) and AirTran Holdings, Inc. (2001-2011). Ms. Biggins has served on a number of non-profit Boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise, knowledge of the airline industry, and institutional knowledge of AirTran’s operations; (ii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly-traded companies; and (iii) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus in these areas.

Douglas H. Brooks has served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, since November 2004. Mr. Brooks has also served as Brinker International’s Chief Executive Officer since January 2004, and as its President since January 1999. Mr. Brooks has also served in other capacities for Brinker including as its Chief Operating Officer and as President of Chili’s Grill & Bar. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his position as a standing Chief Executive Officer of a company with approximately 60,000 employees and operations in the United States and 31 other countries and two territories outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company in connection with AirTran’s international operations and the Company’s exploration of additional international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company that must focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas system from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, he has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., since 2007); LIN TV Corp. (since 2009 and from 2002-2008); Introgen Therapeutics, Inc. (2000-2009); and Hayes Lemmerz International, Inc. (2003-2009). He is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and teaches corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable and current governance expertise to the Board, particularly in his roles as Presiding Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s Executive Vice President and as its Chief Financial Officer from June 2001 to July 2004 and Vice President Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since November 2009).

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the

Company for over 25 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Nancy B. Loeffler is a consultant for Frost Bank of San Antonio and a member of the Frost Bank Advisory Board. A long-time advocate of volunteerism, Ms. Loeffler also currently serves as Chair of The University of Texas M.D. Anderson Cancer Center Foundation, the National Cowgirl Museum and Hall of Fame Board of Directors, The University of Texas Blanton Museum of Fine Arts Board of Directors, and the Advisory Council of the San Antonio Lighthouse for the Blind. During the past five years, Ms. Loeffler also served on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C., the Board of Regents for St. Mary’s University in San Antonio, Texas, and the Capitol Advisory Committee for Texas Lutheran University. Ms. Loeffler has also previously served on the Board of Trustees for the South Texas Community Foundation, the Board of Governors of the Cancer Therapy Research Foundation of South Texas and the Board of Directors of the Cancer Therapy Research Center, as President of the Junior League, and as Vice Chair of the Governor’s Educational Excellence Commission.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford has been President and Chief Executive Officer of JTM Consulting, LLC since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and an elected District Attorney. During the past five years, Mr. Montford has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (1999-2009).

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Thomas M. Nealon served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 until December 2011. Mr. Nealon also served as J.C. Penney’s Executive Vice President & Chief Information Officer from September 2006 until August 2010. Prior to joining J.C. Penney, Mr. Nealon was a partner with The Feld Group, a provider of information technology consulting services, where he served in a consultant capacity as Senior Vice President & Chief Information Officer for the Company from 2001 to 2006. Mr. Nealon also served as Chief Information Officer for Frito-Lay, a division of PepsiCo, Inc., from 1996 to 2000, and in various software engineering, systems engineering, and management positions, for

Frito-Lay from 1983 to 1996. Mr. Nealon received the 2010 MIT Sloan School of Business Award for Innovation Leadership and was recognized by Information Week as a “Premiere 100 CIO” in 2006 and 2010.

The Board has concluded that Mr. Nealon should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Nealon brings a technology dimension to the Board: in his roles with J.C. Penney, Mr. Nealon oversaw J.C. Penney’s Internet site, jcp.com, as well as other information technology, including the design and development of systems and infrastructure to support J.C. Penney’s strategic business objectives; (ii) Mr. Nealon’s technology expertise is particularly significant to the Company and the Board because of the continually increasing importance of technology to the success of the Company’s strategic initiatives; and (iii) in his roles with J.C. Penney, Mr. Nealon was also responsible for corporate planning and strategy, which enables him to offer practical insight with respect to the Company’s strategic initiatives and long-term operating plans.

Daniel D. Villanueva has been a partner in RC Fontis, a California-based private equity firm, since 2005. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva also has over 25 years experience as a television executive, having served as Senior Vice President, Partner, and Director at Spanish International Communications Corp. and its successor company Univision Group over the period from 1964 to 1990. Mr. Villanueva has also developed and sold numerous broadcasting properties across the United States. Mr. Villanueva’s civic activities have included board memberships of the American Red Cross, the National Association of Broadcasters, National Junior Achievement, National YMCA, the National Hispanic Education Fund, the California Broadcasters Association, the California Economic Development Corporation, the Greater Los Angeles Chamber of Commerce, KCET Public Television, the United Way, Stanford Graduate School of Business, the Ventura County Community Foundation, and the Museum of Contemporary Art. Mr. Villanueva was also a Commissioner of the 1984 Summer Olympic Games in Los Angeles. During the past five years, he has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (2003-2009).

The Board has concluded that Mr. Villanueva should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Villanueva brings valuable entrepreneurial experience to the Board, particularly at a time at which the Company continues to execute many significant strategic initiatives; (ii) his expertise in the communications space is valuable to the Board as the Company addresses technological initiatives and challenges; (iii) his geographic presence on the West coast is valuable in connection with the Company’s significant operations in that area; and (iv) his strong commitment to civic service is relevant in connection with the Company’s similar commitment.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The

Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Board Self-Evaluation
• Board Meetings	• Ethics
• Director Responsibilities	• Director and Senior Management Compensation
• Independence of Directors	• Direct Stock Ownership
• Size of Board and Selection Process	• Access to Management
• Resignation Policy	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with Non-Management Directors	• Public Communications • Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6FC, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly-traded company.

Attendance at Meetings. The Board of Directors held eleven meetings during 2011 (some of which spanned two days) and otherwise acted by unanimous written consent. During 2011, each of the Company’s current Directors attended at least 75 percent of the total number of Board meetings and applicable Committee meetings held during the period for which he or she served as a Director. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors at the time attended the 2011 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, and each member is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent.

•

The Board meets, at a minimum, six times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to regularly scheduled updates, the Board and its Committees also regularly request updates from management regarding matters deemed significant at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The Board and its Committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to appoint an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its Committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s Committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes that all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235.

Risk Oversight

Responsibility for risk oversight is primarily that of the Company’s management. Pursuant to the Company’s Corporate Governance Guidelines, the Board is responsible for assessing major risks facing the Company and reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board Committee level. The Board and its Committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Safety and Compliance Oversight Committee. The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee has historically exercised a certain amount of discretion in granting bonuses, in part to minimize the risk-taking that can result from strict application of performance-based awards. For 2011, bonus and equity awards were ultimately within the discretion of the Compensation Committee, and Employees were not formally notified of a link between performance standards and potential bonus payouts; therefore they were not incentivized to solely pursue narrowly-defined goals to achieve a particular level of bonus.

•

Beginning in 2010, to address regulatory and other “best practice” guidance, the Company moved to a more performance-oriented compensation structure whereby the Compensation Committee has awarded bonuses taking into account multiple general performance standards established by the Company to support its overall strategies and goals. This has served as a multi-dimensional tool for the Compensation Committee to use in determining bonus funding, so that factors that are deemed significant to the industry and operational performance are considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments.

•	Incentive compensation is used responsibly. Approximately 300 of the Company’s Employees were eligible to receive bonuses for 2011.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current Committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
J. Veronica Biggins		X
Douglas H. Brooks			X
William H. Cunningham	X		Chair		X
John G. Denison	X			Chair	X
Gary C. Kelly					Chair
Nancy B. Loeffler		X
John T. Montford	Chair	X	X
Thomas M. Nealon			X	X
Daniel D. Villanueva		X		X

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held seven meetings during 2011. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under the NYSE’s rules governing Board and Audit Committee membership. The Board has also determined that at least two of the members of the Audit Committee, Dr. Cunningham and Mr. Denison, satisfy the criteria adopted by the Securities and Exchange Commission (the “SEC”) to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

•

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Board membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held six meetings during 2011.

•

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation ideas presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the Chief People Officer in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

•

Use of Consultants. The Compensation Committee has sole authority to retain any compensation consultant to be used to assist it in the evaluation of officer and Board compensation. During 2011, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. References to the work of the independent consultant are inclusive of work performed by individual Pay Governance consultants at their predecessor firm. The Compensation Committee’s executive compensation decisions during 2011 were motivated in large part by surveys provided by the independent consultant in 2009 and 2011 and the independent consultant’s related assessments and recommendations with respect to form and amount of executive compensation (the “Assessments”). Based on the 2009 Assessment, which confirmed the Compensation Committee’s concern that the Company’s executive compensation was not adequate, the Compensation Committee implemented a multi-year plan to improve the adequacy of the Company’s executive compensation and to add a more performance-oriented structure to the Company’s executive compensation. During 2011, the Compensation Committee used the 2011 Assessment to (i) evaluate the Company’s progress with respect to its multi-year plan and (ii) guide its compensation decisions during 2011.

In 2011, the independent consultant also provided an assessment of the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. Based on the assessment, the Compensation Committee decided not to recommend any changes in non-Employee Director compensation for 2011.

The Compensation Committee has used the information provided by the independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions and (ii) to assist it in applying a long-term approach for the Company’s compensation programs. Although the Compensation Committee considers any recommendations received from its independent consultants, its decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. With respect to Ms. Biggins, who was appointed to the Board effective August 17, 2011, (i) Ms. Biggins was identified by Mr. Kelly and other members of the Board as a potential candidate because of her Atlanta ties and community involvement, as well as her service on the AirTran Board and related institutional knowledge; (ii) Dr. Cunningham spoke with Ms. Biggins on several occasions, and many independent members of the Board met with Ms. Biggins in person; and (iii) Dr. Cunningham requested input from other members of the Board regarding Ms. Biggins’ qualifications and recommended that the Nominating and Corporate Governance Committee consider Ms. Biggins as a candidate for Board membership. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held seven meetings during 2011.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee held five meetings during 2011.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held one meeting during 2011.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Directors are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Nancy B. Loeffler, John T. Montford, Thomas M. Nealon, and Daniel D. Villanueva. In addition, the Board determined that Travis C. Johnson, who retired from the Board in May 2011, was independent.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 20, 2012, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 767,480,209 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 29, 2012, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

	98,482,300(2)	98,482,300(2)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Capital Research Global Investors	98,482,300(2)	12.7%
333 South Hope Street Los Angeles, CA 90071

PRIMECAP Management Company	81,047,460(3)	10.5%
225 South Lake Avenue, #400 Pasadena, CA 91101

T. Rowe Price Associates, Inc.	51,881,764(4)	6.7%
100 E. Pratt Street Baltimore, MD 21202

BlackRock, Inc.	42,487,039(5)	5.5%
40 East 52nd Street New York, NY 10022

The Vanguard Group, Inc.	40,991,269(6)	5.3%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 29, 2012, which was 772,936,206.

(2)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 8, 2012 by Capital Research Global Investors. Capital Research Global Investors reported sole voting power with respect to 92,982,300 shares, sole dispositive power with respect to 98,482,300 shares, and no shared voting or dispositive power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Capital Research Global Investors is deemed to beneficially own such securities; however, Capital Research Global Investors expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2012 by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 23,091,156 shares, sole dispositive power with respect to 81,047,460 shares, and no shared voting or dispositive power.

(4)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2012 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 16,176,597 shares, sole dispositive power with respect to 51,703,664 shares, and no shared voting or dispositive power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 8, 2012 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 42,487,039 shares, sole dispositive power with respect to 42,487,039 shares, and no shared voting or dispositive power.

(6)	Information is based on a Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 1,098,442 shares, sole dispositive power with respect to 39,892,827 shares, no shared voting power, and shared dispositive power with respect to 1,098,442 shares.

Security Ownership of Management

The following table sets forth, as of February 29, 2012, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all executive officers and Directors as a group.

	2,520,364	2,520,364
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	22,597	*
J. Veronica Biggins(4)	7,864	*
Douglas H. Brooks(5)	11,557	*
William H. Cunningham	12,890	*
John G. Denison(6)	16,390	*
Gary C. Kelly(7)	823,811	*
Nancy B. Loeffler(8)	14,718	*
John T. Montford(9)	18,590	*
Thomas M. Nealon	3,668	*
Daniel D. Villanueva(10)	14,890	*
Laura H. Wright(11)	278,599	*
Ron Ricks(12)	395,445	*
Michael G. Van de Ven(13)	334,165	*
Robert E. Jordan(14)	236,970	*
Current Executive Officers and Directors as a Group (16 persons)(15)	2,520,364	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 29, 2012, whether or not such options were in-the-money.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 8,000 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options. Of the shares reported, 5,000 shares were pledged under a line of credit.

(4)	Includes 32 shares held by Ms. Biggins’ spouse.

(5)	Includes 6,667 shares that Mr. Brooks had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 10,000 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 650,120 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 10,000 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(9)	Includes 10,000 shares that Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 10,000 shares that Mr. Villanueva had the right to acquire within 60 days pursuant to stock options.

(11)	Includes 8,635 shares held for Ms. Wright’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 239,475 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 324,359 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(13)	Includes 518 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 290,656 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(14)	Includes 8,103 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 210,480 shares that Mr. Jordan had the right to acquire within 60 days pursuant to stock options.

(15)	In addition to the amounts disclosed in footnotes (3) through (14), with respect to other executive officers of the Company, includes (i) 274,188 shares that the other executive officers had the right to acquire within 60 days pursuant to stock options, (ii) 800 shares held by an executive officer as custodian for a child; (iii) 39,000 shares held by an executive officer that were pledged as collateral for a margin loan; and (iv) 1,666 shares held for an executive officer’s account under the Company’s profit sharing plan, with respect to which the executive officer had the right to direct the voting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this proxy statement regarding its Chief Executive Officer, its Chief Financial Officer, and its three other most highly compensated executive officers who were serving as such at the end of fiscal 2011. For 2011, these executive officers, who will be referred to in this proxy statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board, President, & Chief Executive Officer; (ii) Laura H. Wright, Senior Vice President Finance, Chief Financial Officer, & Treasurer; (iii) Ron Ricks, Executive Vice President, Chief Legal & Regulatory Officer, & Corporate Secretary; (iv) Michael G. Van de Ven, Executive Vice President & Chief Operating Officer; and (v) Robert E. Jordan, Executive Vice President & Chief Commercial Officer. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

Executive Summary

Set forth below is a summary of (i) the Company’s key accomplishments during 2011; (ii) the Company’s overall compensation objectives; (iii) the Committee’s consideration of the Company’s 2011 say-on-pay vote; (iv) the Committee’s overall approach to executive compensation; and (v) the Committee’s executive compensation decisions for 2011.

Company Performance

The Committee’s compensation decisions for 2011 were greatly influenced and supported by the Company’s performance. The airline industry is extremely volatile and is subject to various unique challenges. Among other things, it is cyclical, energy intensive, labor intensive, capital intensive, technology intensive, highly regulated, heavily taxed, and extremely competitive, with generally low barriers to entry. The airline industry is also susceptible to detrimental events such as acts of terrorism, poor weather, and natural disasters. Over the last decade, total financial losses for the U.S. airline industry have exceeded $50 billion. These losses were driven by factors such as 9/11, the worst economic recession in aviation history, and a worldwide credit crisis. In addition, in recent years the industry has been particularly negatively affected by high and volatile fuel prices. These factors have contributed to volatile and unpredictable demand for air travel and related cost and pricing challenges. Fuel costs alone have risen over 300 percent from 2000 levels, and the Company’s average jet fuel cost per gallon for 2011 increased 27.1 percent compared to 2010. As a result, several U.S. airlines have ceased operations or reorganized through bankruptcy.

Despite the numerous challenges facing the Company and the airline industry, 2011 marked the Company’s 39th consecutive year of profitability, an accomplishment unparalleled by any U.S. airline. In addition, in the last decade, the Company has added over 300 aircraft (net), increased available seat mile capacity more than 80 percent, more than doubled annual revenues, and added more than 30 new cities.

Specific 2011 achievements also included the following, among others:

Financial and Strategic Accomplishments

•	The Company set the following full year records:
°	Total operating revenues: $15.7 billion
°	Unit revenues (operating revenues per available seat mile): 12.99 cents
°	Passenger unit revenues (Passenger revenues per available seat mile): 12.22 cents
°	Passenger revenue yield per revenue passenger mile: 15.10 cents
°	Revenue passenger miles (in thousands): 97,582,530
°	Load factor (Revenue passenger miles divided by available seat miles): 80.9 percent
°	Revenue passengers carried: 103,973,759
°	Passengers enplaned: 127,551,012
•	On May 2, 2011, the Company acquired AirTran. The Company’s 2011 results included $80 million in realized net pre-tax synergies from the acquisition, and, as of year-end 2011, the Company was producing over $200 million of net annualized pre-tax synergies resulting from the acquisition.
•	2011 operating revenues of $15.7 billion represented an increase of 29.4 percent over 2010 operating revenues of $12.1 billion.
•	Adjusted for stage length, the Company had lower unit costs on average than most major carriers.
•	Net cash provided by operations for 2011 was $1.4 billion, and the Company ended 2011 with $3.1 billion of core unrestricted cash and short-term investments.
•	The Company launched Southwest’s All-New Rapid Rewards® program in March 2011, which already produced strong results during 2011.
•	The Company reached a historic agreement with The Boeing Company to become the launch customer for the Boeing 737 MAX aircraft, which is expected to enter service in 2017.

Operational Accomplishments

•

Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2011, Southwest was the largest domestic air carrier, as measured by the number of originating passengers boarded.

•	Southwest was recognized as one of the world’s top ten safest airlines in the Holistic Safety Rating 2011 by the Air Transport Rating Agency.
•	Southwest Cargo was named Domestic Airline of the Year by the Express Delivery and Logistics Association (XLA). Southwest has placed on XLA’s Airline of the Year list for ten consecutive years.
•

Southwest Cargo was named Domestic Carrier of the Year for 2011 by the Airforwarders Association for the second consecutive year and was recognized for excellence in Air Cargo World’s annual Air Cargo Excellence (ACE) Survey.

•	Southwest was named the Greenest Airline by ClimateCounts.org.

Customer Service Accomplishments

•

According to the Department of Transportation’s Air Travel Consumer Report, Southwest received the lowest ratio of complaints per passengers boarded of all major U.S. carriers for the fourth consecutive year in 2011.

•

According to the Department of Transportation’s Air Travel Consumer Report, Southwest improved its ontime performance to 81.3% in 2011 from 79.5% in 2010 and improved its placement among all major U.S. carriers from tenth place to sixth place.

•	Southwest was named the top U.S. Airline on the University of Michigan’s American Customer Satisfaction Index.
•

Southwest was recognized as the fourth most admired Company in the world by FORTUNE magazine’s 2011 survey of corporate reputations, the only U.S. airline to make this list of the World’s Top 50 Most Admired Companies.

•	Southwest was named the 2011 Customer Service Champion by J.D. Powers based on customer feedback regarding service excellence.
•	Southwest was ranked sixth in MSN Money’s 2011 Customer Service Hall of Fame, the only airline to make the top ten.
•

Southwest was voted the Customer Satisfaction Leader in Consumer Reports’ list of airline ratings receiving the highest rankings in check-in ease, cabin crew service, cabin cleanliness, baggage handling, and seating comfort.

•	Southwest was named the Stevie Award Winner for the Company of the Year-Transportation by The International Business Awards for outstanding performance and Customer Service.
•	Southwest was named Best Low-Cost Carrier in North America by Business Traveler Magazine subscribers.
•	Southwest was named Brand of the Year in Harris Poll EquiTrend’s airline category based on equity, customer connection, commitment, brand behavior, brand advocacy, and trust.
•	Southwest received the 2011 Quest for Quality Award for Excellence in Air Cargo from Logistics Management Magazine and ranked first in ontime performance, value, and Customer Service.

Accomplishments as an Employer

•	The Company has been profitable for 39 consecutive years and has never furloughed an Employee.
•

In connection with its acquisition of AirTran, the Company reached agreements with the following employee representatives to integrate seniority lists: (i) the Southwest Airlines Pilots’ Association, the union representing Southwest Pilots, and the Air Line Pilots Association, the union representing the pilots of AirTran; (ii) the Transportation Workers of America, AFL-CIO, Local 556, the union representing Southwest Flight Attendants, and the Association of Flight Attendants, the union representing AirTran Flight Attendants; and (iii) the Transportation Workers of America, AFL-CIO Local 557, the union representing Southwest Flight Instructors, and the Employee Committee representing the AirTran Flight Instructors. The Company also reached new agreements with its Flight Crew Training Instructors, represented by the Transport Workers Union (TWU) 557, and its Materials Specialists, represented by the International Brotherhood of Teamsters, Local 19.

•	The Company was recognized as one of the 50 best places to work by the Glassdoor.com Employees’ Choice Awards, the only airline to make the list.
•	The Company was recognized by PR News with the 2011 PR News Corporate Responsibility Awards for Diversity Communications.
•	The Company was named as one of the 100 Top Military Friendly Employers by G.I. Jobs magazine.

Company-Wide Compensation Objectives

The overall objective of the Company’s compensation program is to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s overarching objective of attaining reasonable profits on a consistent basis and preserving job security.

Because approximately 82 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements also factor significantly into Company-wide compensation decisions, including executive compensation decisions. The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation are determined pursuant to the terms of the collective bargaining agreements.

Compensation Committee’s Consideration of 2011 Say-on-Pay Vote

At its 2011 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted almost 98 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2011 say-on-pay vote as an endorsement of (i) the Committee’s compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii) the Committee’s justifications for its individual executive compensation decisions.

Compensation Approach

During 2011, the Committee continued to execute a multi-year plan for addressing the adequacy and retention value of the Company’s executive compensation, while at the same time (i) linking executive pay more closely to Company and individual performance than had historically been the case and (ii) providing for a significant percentage of pay at risk. The multi-year plan was implemented in connection with data provided by the Committee’s independent consultant in 2009 and the independent consultant’s related assessments and recommendations (collectively, the “2009 Assessment”). Based on the 2009 Assessment, the Committee and its independent consultant concluded that the Company’s executive compensation was inadequate to the point of presenting serious retention risks because it was not within a reasonable range of median compensation, based on available market data both within and outside of the airline industry. For purposes of this Compensation Discussion and Analysis, references to “adequacy,” “retention value,” “competitiveness,” and “appropriateness” of compensation (and similar references), as well as comparisons to “market,” should be interpreted in this context. To address the Committee’s concerns regarding executive retention, as well as its desire to increase pay at risk, in 2010, the Committee significantly increased the named executive officers’ opportunities to increase their total compensation through short-term (annual bonus) and long-term (equity)

incentive compensation; however, the Committee did not increase any of the named executive officer’s base pay. In 2011, for the reasons discussed below, the Committee continued to provide for a significant percentage of pay at risk, but also increased base pay for each of the named executive officers.

Summary of 2011 Executive Compensation

2011 Increases in Base Pay. Prior to 2011, (i) none of the named executive officers, including the Chief Executive Officer, had received increases in base pay since at least July 2008; and (ii) four of the named executive officers, including the Chief Executive Officer, had not received base pay increases despite having received promotions and, as a result, having assumed significantly increased responsibilities. In early 2011, given the Company’s financial health and other factors, the Committee decided it was the appropriate time to move named executive officer salaries closer to market. In making its decision, the Committee took into account (i) updated market data provided by the Committee’s independent consultant and the independent consultant’s related assessments and recommendations (collectively, the “2011 Assessment”); (ii) the Committee’s current evaluation of the named executive officers’ performance; and (iii) the current nature and scope of the named executive officers’ roles and responsibilities within the Company. Additional information regarding 2011 base pay is provided below under “Determination of 2011 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2011 Short-Term Incentive Compensation. In considering bonus awards for 2011, the Committee continued to implement its multi-year plan to apply a more structured and multi-dimensional approach for evaluating the Company’s performance by referencing the Company’s “Management Scoreboard.” The Committee also considered individual contributions and performance. Based on the Company’s numerous accomplishments, each of the named executive officers received a bonus for 2011; however bonuses for 2011 were lower than 2010, reflecting, in part, the Company’s decrease in earnings compared to 2010. The Management Scoreboard, which identified four broad categories of performance indicators, is discussed in more detail below under “Determination of 2011 Executive Compensation; Analysis of Individual Compensation Elements – Bonus.”

The Committee does not believe it is advisable to limit the basis for awarding short-term incentive compensation to a single measure such as stock price performance or earnings. Rather, the Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Committee believes that rewarding Employees based solely on a measure such as stock price appreciation could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents serious retention risks.

2011 Long-Term Incentive Compensation. During 2011, as it did for the first time in 2010, the Committee granted restricted stock units to the named executive officers in order to diversify their plan-based equity portfolios. Two of the named executive officers, including the Chief Executive Officer, received a decrease in equity compensation. The other three named executive officers received an approximately four percent increase in equity compensation. The value of the equity grants reflects the Committee’s determination, based on the 2011 Assessment and related input from the Committee’s independent consultant, that the grants would provide appropriate total compensation opportunities for each of the named executive officers. Additional detail regarding the 2011 equity grants is included below under “Determination of 2011 Executive Compensation; Analysis of Individual Compensation Elements – Equity.”

The charts below illustrate the impact of the Committee’s multi-year plan on the named executive officers’ salary, bonus, and equity relative to each other and as a percentage of total compensation.*

Gary C. Kelly

Laura H. Wright

Ron Ricks

Michael G. Van de Ven

Robert E. Jordan

*	Amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC.

Role of Independent Compensation Consultant; Benchmarking

As discussed throughout this Compensation Discussion and Analysis, the Committee has received ongoing input from its independent consultant regarding, among other matters, market data and competitive compensation practices. The independent consultant’s 2009 Assessment and 2011 Assessment included reviews of the named executive officers’ base salary, total cash compensation (base salary plus short-term incentives/annual incentive bonus), and total direct compensation (total cash compensation plus long-term incentives) relative to similar positions reported in multiple survey sources including (i) Towers Watson’s Executive Compensation database, which provided general industry data; (ii) Towers Watson’s custom survey, The Airline Industry Compensation Survey, which provided airline industry data; and (iii) proxy statements that included airline industry data.

The Committee did not directly target any individual named executive officer’s compensation against the specific data included in the Assessments because the surveys included as part of the Assessments (i) were not necessarily comprehensive and (ii) did not always include exact matches to the Company’s executive positions (which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in the surveys). Nevertheless, the 2009 and 2011 Assessments provided multiple external reference points for the Committee’s consideration in determining the appropriateness of its executive pay decisions. Because of the limited amount of airline industry data, the Committee believes it is important to acknowledge the broader compensation data provided by general industry surveys, which also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them. Survey sources for the 2009 and 2011 Assessments are set forth below.

Survey Sources for the 2009 Assessment (based on 2007 data)

•	General industry

The general industry data included in the 2009 Assessment included information from participants in Towers Watson’s Executive Compensation database, screened by similar revenue scope when available. The database consisted of 750 companies, and the data was adjusted by the independent consultant to take into account differences in company size.

•	Airline industry

The airline industry data included in the 2009 Assessment included information from the following six airlines that chose to participate in Towers Watson’s custom survey, The Airline Industry Compensation Survey: American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines, United Airlines, and Southwest Airlines (data for this group was collected prior to the Delta-Northwest merger).

Survey Sources for the 2011 Assessment

•	General industry

Towers Watson Database. The general industry data included in the 2011 Assessment included information from 67 of the companies participating in Towers Watson’s 2010 Executive Compensation database. The independent consultant identified industries that it considered to be representative of consumer-oriented industries (defined broadly to include hospitality, transportation, media, retail, and similar industries). The resulting group was composed of all companies in the database within these industries. The data was adjusted by the independent consultant to take into account differences in company size.

•	Airline industry

Towers Watson Custom Survey. The airline industry data included in the 2011 Assessment included information from Towers Watson’s 2009 custom survey, The Airline Industry Compensation Survey, which included data for the following eight airlines that chose to participate in the survey: American

Airlines, Continental Airlines, Delta Air Lines, Frontier Airlines, JetBlue Airways, United Airlines, US Airways, and Southwest Airlines (data for this group was collected prior to the Continental-United merger).

Proxy Statement Data. The airline industry data included in the 2011 Assessment also included information from the 2010 proxy statements of the following companies: Alaska Air Group, Inc., AMR Corporation (the parent company of American Airlines, Inc.), Delta Air Lines, Inc., JetBlue Airways Corporation, United Continental Holdings, Inc., and US Airways Group, Inc.

Additional information regarding the role of the Committee’s independent consultant is included throughout this Compensation Discussion and Analysis and is also included above under “Corporate Governance – Committees of the Board – Compensation Committee.”

Role of Management

At the Committee’s request, the Chief Executive Officer provides regular input on compensation matters based on his day-to-day interaction with Employees at all levels of the Company, both contract and non-contract. The Chief Executive Officer, with the assistance of the Chief People Officer, also specifically reviews with the Committee the relative roles and responsibilities of the Company’s other executive officers, and the Chief Executive Officer reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to their compensation. The input from the Chief Executive Officer and Chief People Officer not only assists the Committee with its compensation decisions, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of the Chief Executive Officer’s recommendations, the Committee gives considerable weight to any such recommendations because of the Chief Executive Officer’s ability to directly observe on a day-to-day basis each officer’s contributions and performance. In addition, the Chief Executive Officer regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

Determination of 2011 Executive Compensation; Analysis of Individual Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid or to be paid to each of the named executive officers for 2011; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions. Although the Committee strongly considers the Company’s overall compensation objectives disclosed above, all executive compensation decisions are ultimately within the Committee’s discretion.

Salary

Approach to, and Justification of, 2011 Base Pay. The Company’s objective with respect to base pay is to provide a reasonable (around the mid-range of market), as opposed to highly competitive, base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills (both within and outside of the airline industry). Prior to 2011, Messrs. Kelly, Ricks, Van de Ven, and Jordan had not received an increase in base pay since July 2008, and Ms. Wright had not received an increase in base pay since April 2007. In addition, Mr. Kelly voluntarily reduced his base pay for a portion of 2009. Although the Committee strongly believed that all of the named executive officers should have received base pay increases prior to 2011, Mr. Kelly recommended that executive salaries remain the same, in light of the extremely negative impact that economic instability and volatile fuel prices were having on the Company’s results.

In early 2011, given the Company’s financial health, the moderate recovery in the U.S. economy, and the Committee’s view of the performance of the named executive officers, the Committee concluded it was necessary and in the best interests of the Company to protect the Company’s future health by taking action to retain the Company’s strong leadership team. As a result, the Committee increased each of the named executive officer’s base pay. In addition to addressing retention concerns, the Committee’s decision was intended to recognize the named executive officers’ willingness to lead by example with respect to base pay during difficult economic times despite being asked to take on increasing responsibilities during these years. In particular, the Committee, along with the other independent members of the Board, deemed it advisable and in the best interests of the Company to increase the Chief Executive Officer’s base pay to an amount commensurate with the additional responsibilities taken on by him in 2008 when he became Chairman of the Board and President of the Company.

To assist the Committee in gauging the appropriateness of the 2011 pay increases, the Committee considered (i) the 2011 Assessment, the comparability of the position matches in the 2011 Assessment, and related input from the independent consultant and the Chief People Officer; (ii) input from the Company’s Chief Executive Officer with respect to the relative roles, responsibilities, accountability, and individual performance of the Company’s other executive officers; and (iii) the potential value of the named executive officers to other organizations. The Committee, at the request of the Chief Executive Officer, does not currently contemplate an increase in the Chief Executive Officer’s salary during 2012.

Bonus

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentives are necessary to attract and retain Employees at the senior leadership level and above, in particular at the officer level, given the typical use of bonuses in the market in which the Company competes for executive talent. Bonus opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with senior positions; (ii) create the opportunity for total compensation to reach a level that is within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall annual performance.

Approach to, and Justification of, 2011 Short-Term Incentive Compensation. The Committee believes the bonus amounts disclosed in the Summary Compensation Table for 2011 were justified based on the Company’s 2011 accomplishments, as well as its long-term accomplishments relative to its competitors, each of which are discussed above under “Executive Summary.” As part of the Committee’s multi-year plan to move towards a more structured approach towards short-term incentive compensation, the Committee considered the Company’s performance within the framework of the Company’s Management Scoreboard (the “Scoreboard”).

Since 2010, the Committee has leveraged the Scoreboard for the purpose of evaluating Company performance relative to broad categories of performance standards (which standards are prefaced with an overarching principal that “Safety Matters Most”). The Scoreboard standards for 2011 are set forth below along with the Company’s related accomplishments.

Scoreboard Standard	Related Company Accomplishments
Every Employee Matters (Quality of Workplace)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Accomplishments as an Employer.”
Every Flight Matters (Quality of Operations)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Operational Accomplishments.”
Every Customer Matters (Quality of Customer Experience)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Customer Service Accomplishments.”
Every Dollar Matters (Financial Results and Success as Low-Cost Provider)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Financial and Strategic Accomplishments.”

The Committee has used the Scoreboard to inform its decisions because (i) there is a strong correlation between the Scoreboard and the manner in which the Company manages and measures its own performance generally (i.e., the goals are highly relevant to the Company, its Shareholders, its Customers, and its Employees); (ii) the Scoreboard has been in existence and communicated in varying forms since the end of 2004 and therefore incorporates standards with which Employees are already familiar and to which Employees are likely to respond; (iii) the Scoreboard provides visibility to the Committee regarding what management communicates to its Employees as important and enables the Committee to take into account the Chief Executive Officer’s specific views regarding the areas within the Scoreboard that require the most focus at any given point in time; (iv) the Scoreboard creates a multi-dimensional mechanism to determine overall bonus funding based on Company performance, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures; (v) the use of a multi-dimensional guide for determining bonus funding mitigates the risk that can be created when financial results are the only drivers of incentive payments; and (vi) individualized objectives can be customized based on applicable goals within the Scoreboard. The Committee also views the Scoreboard as a communications tool, which should be subject to adjustment to be in sync with the Company’s priorities at any given time.

Throughout 2011, the Committee regularly assessed (i) if and how specific targets and metrics could be applied to the goals within the Scoreboard; (ii) how best to measure performance against the Scoreboard; (iii) to what extent bonus determinations should be based on individual performance versus Company performance; and (iv) the risks and benefits associated with performance evaluations that are based solely on mechanical or formulaic performance measures. Based on the Committee’s discussions and assessments, it concluded that it would not be advisable to apply overly mechanical or formulaic methodologies to short-term incentive decisions for the following reasons.

•

The Committee does not believe strict performance metrics are advisable because, among other things, they may limit the Committee’s ability to take into account unexpected events, both positive and negative, during any given year.

•

The Committee does not believe there is only one correct manner in which to weight performance metrics, in particular given the volatility of the airline industry and the numbers of factors that are out of the Company’s control.

•

The Committee believes it is more important that the Company and its Employees be encouraged to perform based on what is most critical to the Company at any point in time, rather than to be driven by inflexible targets and metrics.

•	The Committee believes its approach towards short-term incentive compensation serves to mitigate the risk-taking that can result from strict application of performance-based awards.

Based on its conclusions, the Committee did not apply any specific Scoreboard metrics or weightings with respect to its bonus decisions. Rather, the Committee viewed the Scoreboard as a touch-point to which reasoned judgment could be applied taking into account other factors such as (i) the nature and extent of the Company accomplishments, (ii) input from the Committee’s independent consultant, and (iii) other factors the Committee deemed significant. Based on these considerations, the Committee approved a bonus pool for 2011 of approximately $10 million for all eligible Employees, including the named executive officers.

The Committee approved individual named executive officer bonus amounts based on (i) Company performance; (ii) the named executive officers’ individual contributions to the Company’s performance (including the factors covered by the Scoreboard and the factors discussed below under “Individual Bonus Determinations for the Named Executive Officers”); and (iii) the named executive officers’ relative levels of responsibility, accountability, and performance. In all circumstances, the Committee believed, and continues to believe, that it is appropriate and in the best interests of the Company for the Committee to ultimately retain full discretion to use its common sense in approving final bonus amounts based on its view of Company and individual named executive officer performance. The Committee believes that retaining discretion provides the Company and/or the Committee with the flexibility to:

•	consider a variety of factors in assessing individual contributions depending on the nature of an individual’s roles and responsibilities within the Company;

•

adjust individual goals and payouts in response to unexpected events or changes in the industry and related changes in business strategies (as was necessary for the Company in 2008-2009 when the Company was required to react to an economic recession and extremely volatile fuel prices), thereby minimizing the risk that individuals will continue to focus on areas that become less relevant just to achieve a bonus payout;

•

reward individuals for the Company’s superior operational and financial performance relative to its peers during periods when the Company and its peers must react to adverse events that are out of the Company’s control (e.g., fuel costs, economic fluctuations, competitor actions, weather events, terrorist threats, and other events that can influence the Company’s business plan and strategies); and

•	re-focus Employee energy when an unanticipated opportunity arises that could lead to long-term benefits and reward related individual contributions (e.g., the Company’s acquisition of AirTran).

Individual Bonus Determinations for the Named Executive Officers. In determining the size of the named executive officers’ bonuses relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results. For the same reason, a significant portion of each of the named executive officer’s bonus was tied to overall Company performance; however, no specific weightings were applied to Company versus individual performance. Additional factors considered by the Committee in determining the bonus amounts for the Chief Executive Officer and the other named executive officers are discussed below.

Chief Executive Officer. In assessing the Chief Executive Officer’s individual performance, the Committee specifically rewarded Mr. Kelly for his strategic vision and contributions to the Company’s 2011 achievements, including the following, among others: (i) the Company’s record revenue results, which reflect, in part, Mr. Kelly’s vision with respect to the Company’s multi-year revenue and cost-control initiatives; (ii) the Company’s acquisition of AirTran and related integration accomplishments during 2011; (iii) the Company’s implementation of Southwest’s All-New Rapid Rewards® Frequent Flyer program; (iv) the Company’s agreement with Boeing to be the launch customer for the Boeing 737 MAX aircraft and related fleet modernization initiatives; (v) the Company’s operational excellence and industry-leading Customer Service; and (vi) the Company’s achievement of seniority list integration agreements with representatives of Southwest and AirTran Employees, which the Committee believes to be a historic accomplishment in the airline industry.

Other Named Executive Officers. In assessing the individual performance of the other named executive officers, the Committee relied heavily on the Chief Executive Officer’s and Chief People Officer’s input regarding the relative roles, scope of responsibilities, and performance of these officers with respect to the Company’s 2011 results, as well as their respective contributions to the Company’s ongoing initiatives. Specifically, the following contributions of the other named executive officers were key to the Company’s achievements: (i) the contributions of Mr. Jordan and his departments with respect to the AirTran acquisition, in particular Mr. Jordan’s strategic leadership and his effectiveness in taking on an increased level of responsibility and accountability as President of AirTran; (ii) the contributions of Mr. Ricks and his departments with respect to the AirTran acquisition, in particular Mr. Ricks’ leadership in securing Department of Justice and other regulatory approvals, as well as his successful efforts towards building strong community relationships; (iii) the contributions of Mr. Van de Ven and Mr. Ricks and their respective departments in connection with the Company’s completion of Southwest labor contracts, as well as in connection with what the Committee believes to be historic seniority list integration agreements with representatives of Southwest and AirTran Employees; (iv) the contributions of Ms. Wright and her departments with respect to the AirTran acquisition, in particular Ms. Wright’s financial and strategic leadership related to the transaction and related contractual, financing, benefits and integration matters; (v) the contributions of Mr. Van de Ven and Ms. Wright with respect to the Company’s agreement with Boeing to be the launch customer for the Boeing 737 MAX aircraft and related fleet modernization initiatives; (vi) the contributions of Mr. Van de Ven with respect to the Company’s operational excellence, including, for example, the Company’s improved ontime performance and its industry-leading Customer Service; (vii) the strategic contributions of Mr. Jordan and Mr. Ricks in connection with the

Company’s new service to Charleston, South Carolina; Greenville- Spartanburg, South Carolina; and Newark, New Jersey; and (viii) the contributions of Mr. Ricks to the Love Field Modernization Program, a project that is being managed by the Company, to reconstruct Dallas Love Field Airport with modern, convenient air travel facilities. In determining individual bonus amounts, the Committee also took into account input from the Committee’s independent consultant and the Chief People Officer with respect to market compensation.

Equity

Objectives of Equity Compensation. Equity awards are used by the Company (i) to attract and retain Employees; (ii) as an incentive and reward for achievement of the Company’s long-term objectives; and (iii) to further align the interests of the Company’s Employees with those of its Shareholders.

Because the Company is subject to limitations on the number of shares it may issue pursuant to awards under equity plans, during 2011 equity was granted at the senior management level and to members of the Board of Directors. The Committee, with the input of its independent consultant, has concluded that senior management positions are currently the positions with respect to which equity can most effectively serve as an attraction and retention mechanism. In addition, equity serves as a mechanism that can serve to further align senior management’s compensation with the Company’s overall business results. With respect to other Employees, the Company has decided to place more emphasis on cash compensation.

Approach to, and Justification of, 2011 Equity Compensation. The Committee believes that the value of equity grants should be considered primarily in the context of future year compensation opportunities, with some consideration of prior year performance, and that equity should be granted in amounts that provide market compensation opportunities and related retention benefits. The Company has historically granted stock options to accomplish these purposes; however, beginning in 2010, the Committee decided to grant restricted stock units to diversify the portfolio of equity held by the named executive officers and to address systemic retention concerns by providing a form of equity that, unlike stock options, is intended to retain some value over time regardless of the Company’s stock price. As shown in the “Outstanding Equity Awards at Fiscal 2011 Year-End” table, the named executive officers all hold a significant number of stock options. Therefore, based on input from its independent consultant, the Committee has concluded that restricted stock units continue to serve as a more effective vehicle for addressing retention concerns because, unlike stock options, the value of restricted stock units are not totally dependent on stock price (i.e., they allow for retention of some value to the executive even if the Company’s stock price subsequently drops below the grant date stock price). At the same time, restricted stock units serve to align executive pay with Shareholder value because the compensation opportunity correlates with the Company’s stock price over an extended period of time.

During 2011, the values of the named executive officers’ equity awards were based in part on the independent consultant’s advice regarding (i) the percentage of overall compensation that should be provided in the form of equity, (ii) the values viewed as necessary for the named executive officer grants to be competitive, and (iii) the values viewed as necessary to provide for competitive total compensation opportunities. In addition, the Committee considered the level and scope of the respective roles and responsibilities of the named executive officers.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. The amount of the Chief Executive Officer’s 2011 equity grant was primarily driven by the Committee’s desire to create a total compensation opportunity that would be competitive and that would therefore serve as a significant retention tool. The Committee took into account the advice of its independent consultant and the Chief People Officer regarding the amount that would reasonably serve these purposes.

Other Named Executive Officers. With respect to the named executive officers other than the Chief Executive Officer, the Committee took into account the advice of its independent consultant and the Chief People Officer regarding the percentage of overall compensation that should be provided in the form of equity and the number of restricted stock units that would be necessary to bring their total compensation opportunities to an adequate level. The Committee also considered the Chief Executive Officer’s views regarding the relative roles and responsibilities of the other named executive officers and his related opinions regarding the independent consultant’s recommendations as to the respective size of their grants.

Timing of Grants. The Committee considers regular discretionary equity grants in May of each year around the time of the Company’s annual meeting of Shareholders. The Committee has chosen this timing because, based on its relationship to the timing of quarterly and full-year financial results, it is typically a time at which the Company is not in possession of material non-public information. Should the current timing of grants coincide with a time at which the Company is in possession of material non-public information, the Company will adjust the timing of grants to be in accordance with the Company’s policy not to grant equity at a time at which it is in possession of material non-public information.

Qualified Retirement Benefits

Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. Southwest’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component of compensation for the Company’s Employees at all levels. The numbers for 2011 in the “All Other Compensation” column of the Summary Compensation Table reflect fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table. AirTran Employees continue to participate in the AirTran Airways, Inc. 401(k) Plan, AirTran Airways Pilot Retirement Savings and Investment Plan, and AirTran Airways Technical Operations Retirement Savings Plan, as applicable.

The Committee did not consider the value of its retirement plans when establishing other compensation elements and amounts for the named executive officers in 2011 because of the broad-based nature of these benefits and the relatively small portion of total executive compensation represented by them.

Deferred Compensation

Southwest offers nonqualified deferred compensation arrangements to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive otherwise would have been entitled to receive pursuant to the terms of the excess benefit plan. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess plan.

The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2011.” Southwest also maintains two nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would otherwise have been made on his behalf to the Company’s qualified plans, but that exceed the limits under Section 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman

Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2011.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the Chief Executive Officer and the other named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. In addition, the Company’s equity plans provide for acceleration of any unvested equity awards at the time of a change-in-control. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the rest of the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines and AirTran Airways on a standby basis, and the Company’s officers, including the named executive officers, and their spouses and dependent children are eligible to fly free on Southwest Airlines and AirTran Airways on a reserved seat basis. In addition, the Company’s officers are entitled to eight free roundtrip flight passes that they may give to anyone of their choice except for other Employees. The Company’s officers also receive Company-paid physicals subject to a limit of $4,000 per year for the officers and their spouses. The Committee believes the differences in the rights of the Company’s officers compared to the rights of other Employees are justified based on the additional time, responsibilities, and accountability associated with the officer positions. In addition, the difference reflects a cost/benefit analysis associated with whether or not to provide officer level flight privileges to all Employees. The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

Through January 2011, pursuant to an employment contract that expired on February 1, 2011, Mr. Kelly and members of his immediate family were entitled to reimbursement of medical and dental expenses. Mr. Kelly no longer receives this benefit.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s Amended and Restated 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company. Although options granted under such plan constitute performance-based compensation, restricted stock units granted to date do not.

Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m).

The Company and the Committee have also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Committee decisions with respect to the Company’s employment and change-in-control agreements, as well as the Company’s nonqualified deferred compensation arrangements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this proxy statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in this proxy statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair

J. Veronica Biggins

Nancy B. Loeffler

John T. Montford

Daniel D. Villanueva

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2011, 2010, and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary C. Kelly	2011	648,750	925,000	1,840,500	—	9,014	(4)	92,937	(5)	3,516,201
Chairman of the Board, President, & Chief Executive Officer	2010	465,000	930,000	1,842,000	—	7,902		112,668		3,357,570
	2009	441,750	590,000	—	462,990	6,347		58,344		1,559,431

Laura H. Wright	2011	369,550	309,000	368,100	—	—		29,998	(6)	1,076,648
Senior Vice President Finance, Chief Financial Officer, & Treasurer	2010	309,000	359,000	368,400	—	—		34,624		1,071,024
	2009	309,000	275,000	—	216,062	—		19,782		819,844

Ron Ricks	2011	420,925	465,000	957,060	—	—		29,998	(6)	1,872,983
Executive Vice President, Chief Legal & Regulatory Officer, & Corporate Secretary	2010	370,000	475,000	921,000	—	—		48,896		1,814,896
	2009	370,000	375,000	—	277,794	—		22,041		1,044,835

Michael G. Van de Ven	2011	452,500	495,000	1,141,110	—	—		29,998	(6)	2,118,608
Executive Vice President & Chief Operating Officer	2010	365,000	500,000	1,105,200	—	—		30,815		2,001,015
	2009	365,000	375,000	—	277,794	—		19,808		1,037,602

Robert E. Jordan	2011	404,050	450,000	957,060	—	—		29,998	(6)	1,841,108
Executive Vice President & Chief Commercial Officer	2010	340,000	470,000	921,000	—	—		49,180		1,780,180
	2009	340,000	370,000	—	246,928	—		19,792		976,720

(1)	In accordance with the SEC’s rules, for each particular year the noted amount reflects bonuses paid with respect to performance in that year, whether or not actually paid in such year.

(2)	Awards consist of restricted stock units that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by the closing price of the Company’s common stock on the date of the grant. The closing prices of the Company’s common stock on the 2011 and 2010 grant dates were $12.27 and $12.28, respectively.

(3)	Awards consist of stock options. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the values for fiscal 2009 are included in Note 14 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)	Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation agreement between the Company and Mr. Kelly. Mr. Kelly’s deferred compensation agreement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2011.”

(5)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $22,000; (ii) a Company contribution of $7,998 to be made to the Company’s profit sharing plan in 2012, but that was earned with respect to 2011; (iii) a Company contribution of $43,545 to be made to Mr. Kelly’s individual deferred compensation arrangement in 2012, but that was earned with respect to fiscal 2011, in accordance with the terms of his February 2011 letter agreement with the Company; (iv) free travel on Southwest Airlines; (v) life insurance premiums, which were discontinued effective February 1, 2011; (vi) medical and dental reimbursements for Mr. Kelly and his spouse, which were discontinued effective February 1, 2011; (vii) home security for Mr. Kelly at the Company’s request; and (viii) Company-paid physicals for Mr. Kelly and his spouse.

(6)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $22,000; and (ii) a Company contribution of $7,998 to be made to the Company’s profit sharing plan in 2012, but that was earned with respect to 2011.

In connection with the expiration of Mr. Kelly’s employment contract in accordance with its terms in February 2011, the Company entered into a letter agreement with Mr. Kelly to continue his deferred compensation arrangement. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2011.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2011

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards ($)(2)
Gary C. Kelly	5/18/2011	150,000	1,840,500
Laura H. Wright	5/18/2011	30,000	368,100
Ron Ricks	5/18/2011	78,000	957,060
Michael G. Van de Ven	5/18/2011	93,000	1,141,110
Robert E. Jordan	5/18/2011	78,000	957,060

(1)	The awards consist of restricted stock units that are settleable in shares of common stock. The restricted stock units will vest with respect to one-third of the shares covered thereby annually, beginning on May 18, 2012, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units.

(2)	The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by $12.27, the closing price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table provides information with respect to stock options and restricted stock units held by the named executive officers as of December 31, 2011. Stock options and restricted stock units are the only types of equity awards that have been granted to the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gary C. Kelly	4,348	—	18.73	01/01/2012	250,000(3)	2,140,000
	17,250	—	17.78	01/18/2012
	4,151	—	14.03	01/02/2013
	21,000	—	13.19	01/23/2013
	4,352	—	15.91	01/05/2014
	30,000	—	15.51	01/23/2014
	180,000	—	14.95	07/15/2014
	4,322	—	14.25	01/20/2015
	6,295	—	16.43	12/31/2015
	150,000	—	16.40	09/18/2017
	150,000	—	12.18	01/31/2018
	50,000	50,000(4)	6.75	02/01/2019

Laura H. Wright	719	—	18.73	01/01/2012	50,000(5)	428,000
	5,060	—	17.78	01/18/2012
	553	—	14.03	01/02/2013
	7,500	—	13.19	01/23/2013
	1,114	—	15.91	01/05/2014
	12,000	—	15.51	01/23/2014
	2,112	1,008(6)	14.75	09/01/2014
	14,780	—	14.25	01/20/2015
	41,416	—	16.43	12/31/2015
	40,000	—	17.53	03/17/2016
	65,000	—	12.18	01/31/2018
	31,667	23,333(4)	6.75	02/01/2019

Ron Ricks	3,916	—	18.73	01/01/2012	128,000(7)	1,095,680
	15,950	—	17.78	01/18/2012
	3,916	—	14.33	01/07/2013
	17,545	—	13.19	01/23/2013
	3,084	—	15.91	01/05/2014
	20,000	—	15.51	01/23/2014
	2,030	970(8)	14.75	09/01/2014
	25,065	—	14.25	01/20/2015
	42,719	—	16.43	12/31/2015
	40,000	—	17.53	03/17/2016
	80,000	—	12.18	01/31/2018
	60,000	30,000(4)	6.75	02/01/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael G. Van de Ven	1,942	—	18.73	01/01/2012	153,000(9)	1,309,680
	4,400	—	17.78	01/18/2012
	75	—	14.03	01/02/2013
	5,200	—	13.19	01/23/2013
	750	—	15.91	01/05/2014
	6,600	—	15.51	01/23/2014
	2,057	983(10)	14.75	09/01/2014
	8,340	—	14.25	01/20/2015
	1,884	1,616(11)	16.18	11/17/2015
	50,750	—	16.43	12/31/2015
	50,000	—	17.53	03/17/2016
	75,000	—	12.18	01/31/2018
	60,000	30,000(4)	6.75	02/01/2019

Robert E. Jordan	734	—	18.73	01/01/2012	128,000(7)	1,095,680
	6,600	—	17.78	01/18/2012
	7,260	—	13.19	01/23/2013
	8,800	—	15.51	01/23/2014
	9,420	—	14.25	01/20/2015
	20,000	—	16.43	12/31/2015
	20,000	—	17.53	03/17/2016
	65,000	—	12.18	01/31/2018
	53,333	26,667(4)	6.75	02/01/2019

(1)	Awards consist of restricted stock units that are settleable in shares of common stock.

(2)	Market value is computed by multiplying the number of restricted stock units by $8.56, which was the closing price per share of the Company’s common stock on December 31, 2011 on the NYSE.

(3)	Of these restricted stock units (i) 50,000 will vest on May 18, 2012; (ii) 50,000 will vest on May 19, 2012; (iii) 50,000 will vest on May 18, 2013; (iv) 50,000 will vest on May 19, 2013; and (v) 50,000 will vest on May 18, 2014.

(4)	All of these options became exercisable on February 2, 2012.

(5)	Of these restricted stock units (i) 10,000 will vest on May 18, 2012; (ii) 10,000 will vest on May 19, 2012; (iii) 10,000 will vest on May 18, 2013; (iv) 10,000 will vest on May 19, 2013; and (v) 10,000 will vest on May 18, 2014.

(6)	Of these options, (i) options to purchase 480 shares will become exercisable on September 1, 2012; and (ii) options to purchase 528 shares will become exercisable on September 1, 2013.

(7)	Of these restricted stock units (i) 26,000 will vest on May 18, 2012; (ii) 25,000 will vest on May 19, 2012; (iii) 26,000 will vest on May 18, 2013; (iv) 25,000 will vest on May 19, 2013; and (v) 26,000 will vest on May 18, 2014.

(8)	Of these options, (i) options to purchase 462 shares will become exercisable on September 1, 2012; and (ii) options to purchase 508 shares will become exercisable on September 1, 2013.

(9)	Of these restricted stock units (i) 31,000 will vest on May 18, 2012; (ii) 30,000 will vest on May 19, 2012; (iii) 31,000 will vest on May 18, 2013; (iv) 30,000 will vest on May 19, 2013; and (v) 31,000 will vest on May 18, 2014.

(10)	Of these options, (i) options to purchase 468 shares will become exercisable on September 1, 2012; and (ii) options to purchase 515 shares will become exercisable on September 1, 2013.

(11)	Of these options, (i) options to purchase 485 shares will become exercisable on November 17, 2012; (ii) options to purchase 538 shares will become exercisable on November 17, 2013; and (iii) options to purchase 593 shares will become exercisable on November 17, 2014.

Option Exercises and Stock Vested During Fiscal 2011

The following table provides information with respect to stock options exercised by, and stock awards vested for, the named executive officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary C. Kelly	—	—	50,000	620,000
Laura H. Wright	15,000	77,252	10,000	124,000
Ron Ricks	—	—	25,000	310,000
Michael G. Van de Ven	—	—	30,000	372,000
Robert E. Jordan	—	—	25,000	310,000

(1)	Calculated by determining the difference between the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.
(2)	Calculated by multiplying the number of shares acquired upon vesting of the restricted stock units by $12.40, the closing price of the Company’s common stock on May 19, 2011, the date of vesting.

Nonqualified Deferred Compensation in Fiscal 2011

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plans provide for a Company match on Employee contributions, and the profit sharing plan provides for an annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by the Internal Revenue Code. Employee deferrals to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts by making a timely deferral election under the excess benefit plan. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. The excess benefit plan currently allows participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points and (ii) the Vanguard Institutional Standard & Poor’s 500 Index Fund. During fiscal 2011, the Citibank 90 Day Treasury Bill option earned a rate of return equal to 2.08 percent, and the Vanguard Index Fund option earned a rate of return equal to 2.14 percent. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

In connection with the expiration of Mr. Kelly’s employment contract in accordance with its terms in February 2011, the Company entered into a letter agreement with Mr. Kelly to continue his deferred compensation arrangement. Pursuant to this arrangement, the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later. The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2011.

Nonqualified Deferred Compensation for Fiscal 2011
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2011 ($)
Gary C. Kelly	Letter Agreement	—	43,545(1)	23,721(2)	—	353,907(3)(4)
	Excess Benefit Plan	—	—	1,172(5)	—	56,784(6)
Laura H. Wright	—	—	—	—	—	—
Ron Ricks	Excess Benefit Plan	—	—	963(5)	—	44,723(7)
Michael G. Van de Ven	—	—	—	—	—	—
Robert E. Jordan	Excess Benefit Plan	—	—	830(5)	—	38,229(8)

(1)	All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2011. This amount was earned with respect to fiscal 2011, but will not be contributed to the named executive officer’s account until September 2012.

(2)	Includes the $9,014 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2011.

(3)	This includes the $43,545 reported as nonqualified deferred compensation contributions earned for 2011, but that will not be contributed to Mr. Kelly’s account until September 2012. Mr. Kelly’s actual cash balance at December 31, 2011, was $310,362.

(4)	Of this amount, $194,112 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $5,374 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(8)	Of this amount, $1,987 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Mr. Kelly, Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan are, and were during 2011, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control or a failure of the Company to abide by the provisions of the executive’s agreement.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time due to disability occurring for any reason other than as a result of a job-related cause ($)	Termination by the Company due to disability occurring as a result of a job-related cause ($)	Termination by the Company at any time for cause ($)	Change- in- control ($)	Voluntary termination by the executive within 60 days after a change-in -control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause or disability ($)
Gary C. Kelly	—	—	—	—	—	2,535,000
Laura H. Wright	—	—	—	—	—	1,096,200
Ron Ricks	—	—	—	—	—	1,378,200
Michael G. Van de Ven	—	—	—	—	—	1,465,000
Robert E. Jordan	—	—	—	—	—	1,353,200

Pursuant to the terms of the Company’s equity incentive plans under which stock options have been granted, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new stock options for currently outstanding Company stock options, all unvested stock options then outstanding will fully vest and become exercisable in full on or before a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts above. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	90,500
Laura H. Wright	42,233
Ron Ricks	54,300
Michael G. Van de Ven	54,300
Robert E. Jordan	48,267

(1)	Assumes the triggering event took place on December 31, 2011, and reflects the aggregate market value of unvested stock options that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $8.56 (the closing price of the Company’s common stock on December 31, 2011) and the exercise price of the stock options by (ii) the number of shares underlying unvested stock options at December 31, 2011.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and, with respect to Mr. Kelly, his individual deferred compensation arrangement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2011.”

COMPENSATION OF DIRECTORS

Fiscal 2011 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
David W. Biegler	104,850	45,006	—	6,841(5)	156,697
J. Veronica Biggins(6)	15,358	—	—	1,018(5)	16,376
Douglas H. Brooks	85,350	45,006	—	4,127(5)	134,483
William H. Cunningham	125,300	45,006	—	5,484(5)	175,790
John G. Denison	69,978	45,006	—	905(5)	115,889
Travis C. Johnson(7)	30,955	45,006	—	160,156(8)	236,117
Nancy B. Loeffler	53,500	45,006	—	2,035(5)	100,541
John T. Montford	115,350	45,006	—	10,573(5)	170,929
Thomas M. Nealon	52,000	45,006	—	3,505(5)	100,511
Daniel D. Villanueva	61,000	45,006	—	7,011(5)	113,017

(1)	Awards consist of shares of common stock. Each of the Company’s non-Employee members of the Board who were serving as such subsequent to the Company’s Annual Meeting of Shareholders on May 18, 2011, received 3,668 shares of common stock. Mr. Johnson, who retired from the Board effective May 18, 2011, received 3,683 shares of common stock on May 17, 2011. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Except in the case of the award to Mr. Johnson, each amount is equal to the number of shares of common stock multiplied by $12.27, the closing price of the Company’s common stock on the date of the grant. In the case of Mr. Johnson, the amount is equal to the number of shares of common stock multiplied by $12.22, the closing price of the Company’s common stock on the date of his grant.

(2)	Each of the Company’s non-Employee members of the Board who were serving as such subsequent to the Company’s Annual Meeting of Shareholders on May 19, 2010, received 3,665 restricted stock units. The restricted stock units vest with respect to one-third of the shares covered thereby annually, which vesting began on May 19, 2011, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units. The aggregate number of restricted stock units outstanding at December 31, 2011 for each of the Directors listed in the table was as follows: Mr. Biegler — 2,443; Ms. Biggins – 0; Mr. Brooks — 2,443; Dr. Cunningham — 2,443; Mr. Denison — 2,443; Mr. Johnson — 0; Ms. Loeffler — 2,443; Mr. Montford — 2,443; Mr. Nealon — 0; Mr. Villanueva — 2,443.

(3)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010 with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2011 for each of the Directors listed in the table was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Mr. Johnson — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Nealon — 0; Mr. Villanueva — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(4)

Prior to May 19, 2010, pursuant to the terms of the Company’s 2007 Equity Incentive Plan, non-Employee members of the Board received automatic grants of stock options upon their appointment or election to the Board. None of the Directors received option awards during 2011. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Ms. Biggins – 0; Mr. Brooks — 10,000; Dr. Cunningham — 0; Mr. Denison — 10,000; Mr. Johnson — 0; Ms. Loeffler — 10,000; Mr. Montford — 10,000; Mr. Nealon — 0; Mr. Villanueva — 10,000.

(5)	Consists of a gross-up for taxes on flight benefits.

(6)	Ms. Biggins was appointed to the Board of Directors effective August 17, 2011. Her cash fees represent a prorated portion of her retainer fee for the period from August 17, 2011 to May 2012.

(7)	Mr. Johnson retired from the Board effective May 18, 2011. His cash fees include a prorated portion of his retainer payment that was paid in May 2010 for the period from May 2010 to May 2011.

(8)

Consists of (i) a retirement payment of $75,000 pursuant to the Company’s Amended and Restated Severance Plan for Directors discussed below; (ii) a payout of $79,785 under the Company’s Outside Director Incentive Plan; and (iii) a gross-up for taxes on flight benefits. Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which Mr. Johnson ceased to serve as a Director of the Company, he became entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding his last date of service multiplied by the 6,750 performance shares then held by him.

Directors’ retainer fees are paid on an annual basis in May of each year. Board of Director and Committee fees paid and to be paid to non-Employee Directors for each of the 12-month periods ending May 2011 and May 2012 are set forth in the table below:

	May 2010 – May 2011	May 2011 – May 2012

Board of Directors:
Retainer Fee	$25,000	$25,000
Presiding Director Retainer Fee	$15,000	$15,000
In-person Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Meeting Attendance Fee Per Meeting	$1,500	$1,500

Audit Committee:
Chair Retainer Fee	$15,000	$15,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Compensation Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$5,000	$5,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

	May 2010 – May 2011	May 2011 – May 2012

Executive Committee:
Chair Retainer Fee	$5,000	$5,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,200	$7,200

Special Committee:
Chair Retainer Fee	—	$4,140
Retainer Fee	—	$14,760
In-person Committee Meeting Attendance Fee Per Meeting, or Deposition or Trial Preparation	—	$3,780
Telephonic Committee Meeting Attendance Fee Per Meeting	—	$1,970

During 2011, the Company provided free travel on Southwest Airlines (and, for a portion of the year, AirTran Airways) on a reserved basis for Board members and their spouses, children, and spouses of their children. In addition, for 2011, Board members were provided up to 20 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes). For 2011, Board members also received gross-ups on their taxes related to these flight benefits. Effective with respect to reservations placed on or after February 1, 2012, (i) only Board members and their spouses (and not children and spouses of children) are eligible for free travel on a reserved basis, and (ii) Board members will be provided up to 25 (instead of 20) roundtrip flight passes. In addition, Board members will no longer receive tax gross-ups related to their travel privileges.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2011. In addition, we have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as Section 14A of the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this proxy statement.

As discussed in greater detail above under “Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2011 is reasonable and appropriate for the following reasons, among many others:

•

Despite the numerous challenges facing the Company and the airline industry over the last decade and the significant negative impact in 2011 of surging fuel prices, 2011 marked the Company’s 39th consecutive year of profitability, an accomplishment unparalleled by any U.S. airline. The named executive officers deserve to be rewarded for this accomplishment, as well as the Company’s other 2011 financial accomplishments (including the record revenue results) discussed above under “Compensation Discussion and Analysis — Executive Summary.”

•

During 2011, the Company acquired AirTran Airways, which allowed the Company to immediately and significantly expand and diversify its overall route network and thereby provide a near-term growth opportunity not otherwise available to the Company.

•

During 2009 and 2010, the named executive officers “led from the top,” by taking on increased responsibilities without receiving corresponding increases in guaranteed pay (salary), and the Chief Executive Officer voluntarily took a salary reduction for a portion of 2009. The Compensation Committee deemed it necessary and advisable to increase named executive officer base pay in 2011 to address retention concerns and to acknowledge the named executive officers’ increased responsibilities, in particular the increased responsibilities assumed by the Chief Executive Officer since 2008 when he became Chairman of the Board and President of the Company.

•

The named executive officer compensation structure for 2011 reflects the Compensation Committee’s implementation of a multi-year plan for addressing the adequacy and retention value of the Company’s executive compensation, while at the same time providing for a significant percentage of pay at risk. Short-term incentive pay for 2011 was based in large part on the Compensation Committee’s view that the Company’s financial, operational, and Customer Service accomplishments, as well as its accomplishments as an employer, were strongly tied to the Company’s core objectives for creating long-term Shareholder value. The named executive officers’ equity awards reflect the Compensation Committee’s desire that a significant portion of their future compensation opportunities be directly aligned with the interests of other Shareholders, as the compensation opportunity associated with equity awards fluctuates with the Company’s stock price. Additional detail regarding the Compensation Committee’s rationale for its bonus and equity award determinations are discussed above under “Compensation Discussion and Analysis — Determination of 2011 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2011, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•

During 2011, none of the named executive officers was party to an employment contract with the Company except for the Chief Executive Officer, whose employment contract with the Company expired in accordance with its terms on February 1, 2011.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes on the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2011 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes on the compensation of the Company’s named executive officers, the Company has decided to include an advisory vote on the compensation of its named executive officers in its proxy materials on an annual basis. Therefore, the next Shareholder advisory vote on the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2013 Annual Meeting of Shareholders. The next required Frequency Vote is currently scheduled for the Company’s 2017 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE COMPANY’S ARTICLES OF INCORPORATION

TO ELIMINATE SUPERMAJORITY VOTING FOR CERTAIN CORPORATE MATTERS

The Board of Directors recommends that the Company’s Restated Articles of Incorporation, as amended (the “Articles”), be amended to eliminate supermajority voting requirements, which are applicable to the Company under Texas law, to effect certain corporate matters. The amendment would lower the required Shareholder vote with respect to future amendments to the Articles, mergers, and certain other fundamental corporate matters from two-thirds of the outstanding shares entitled to vote thereon (as currently required under Texas law absent a provision in the Articles to the contrary) to a simple majority of the outstanding shares entitled to vote thereon.

At the 2011 Annual Meeting of Shareholders of the Company, a Shareholder proposal requesting that the Board take the steps necessary so that each Shareholder voting requirement affecting the Company that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal was not submitted to a vote because the proponent failed to properly present the proposal personally or through a qualified representative at the meeting. Nevertheless, in its Current Report on Form 8-K filed on May 24, 2011, the Company disclosed the vote the proposal would have received had it been properly presented, which reflected that the proposal would have received a majority of the votes cast thereon as well as a majority of the outstanding shares entitled to vote thereon.

As a Texas corporation, the Company is governed by Texas law. Texas law provides that, unless otherwise provided by a corporation’s certificate of formation, the affirmative vote of the holders of at least two-thirds of the corporation’s outstanding shares entitled to vote on the action is required to approve certain fundamental corporate actions. Examples of transactions that are considered to be fundamental corporate actions are amendments to a corporation’s certificate of formation, certain mergers, the sale of all or substantially all of a corporation’s assets, and dissolution of the corporation (collectively, “Fundamental Actions”).

The Board continues to believe that the higher voting thresholds set forth in the Texas Business Organizations Code provide some preservation of Shareholder democracy by preventing one or a few substantial Shareholders from taking Fundamental Actions without the approval of the Company’s other Shareholders. Lowering the voting standard from two-thirds of the Company’s outstanding shares to a majority of the Company’s outstanding shares could potentially enable one or more substantial Shareholders to act in their own interests at the expense of the Company and its Shareholders as a whole.

Although the proposal at the 2011 Annual Meeting of Shareholders, even if properly presented, would not have been binding, given the size of the vote in support of the proposal, the Board and its Nominating and Corporate Governance Committee have reexamined the arguments for and against the current voting provisions and concluded that it is in the best interests of the Shareholders to allow the Shareholders the opportunity to vote on an amendment to the Articles to lower the required Shareholder vote with respect to Fundamental Actions from two-thirds of the outstanding shares entitled to vote thereon to a simple majority of the outstanding shares entitled to vote thereon. Texas law does not permit the vote threshold with respect to these Fundamental Actions to be below a majority of the outstanding shares entitled to vote thereon.

Accordingly, the Board has approved and submits to the Shareholders for their approval an amendment to the Company’s Articles to add a new Article Eleven as follows:

“Any action of the Corporation which, under the provisions of the Texas Business Organizations Code or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of a majority of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the Texas Business Organizations Code or any other applicable law to vote thereon separately as a class, by the vote of the holders of a majority of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this ARTICLE ELEVEN shall be applicable to any required Shareholder authorization or approval of: (a) any amendment to this Certificate of Formation; (b) any plan of merger, share exchange or conversion involving the Corporation; (c) any sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the Corporation; and (d) any voluntary winding up of the Corporation.”

Vote Required

The Texas Business Organizations Code currently requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on this proposal to approve this proposal.

If the amendment and restatement of the Company’s Articles is approved, a Restated Certificate of Formation of the Company, a copy of which is attached to this Proxy Statement as Appendix A, will be executed and filed in accordance with Texas law.

Recommendation of the Board of Directors

The Board recommends a vote FOR the approval of the foregoing amendment and restatement of the Company’s Articles. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2012. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2011 and 2010:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total Fees
2011	$2,017,500	$—	$35,000	$129,260	$2,181,760
2010	$1,740,261	$—	$85,000	$2,160	$1,827,421

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	N/A.

(3)	Includes services for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for other permitted advisory services and products, including quality assessment of the Company’s Internal Audit function, assisting the Company’s management in the evaluation and assessment of the completeness, accuracy, and consistency of the XBRL data included in the Company’s SEC filings, and Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this proxy statement as Appendix B. All of the services rendered by the independent auditors during 2011 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s proxy statement to be properly and timely submitted as business to come before the Company’s 2013 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2013 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal before March 17, 2013, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s proxy statement and proxy relating to the 2013 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on the first page of this proxy statement, so that the Secretary receives it no later than December 6, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for Shareholders who wish to address the meeting. Only Shareholders as of the record date for the meeting or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing Shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all Shareholders. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Householding

In some cases, only one copy of the Company’s proxy statement and annual report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this proxy statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this proxy statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6FC, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 5, 2012

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan (the “Plan”)

The Accompanying Notice of Annual Meeting of Shareholders and proxy statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing account, as well as any shares you may own in your own name.

Under the Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 14, 2012.

APPENDIX A

RESTATED CERTIFICATE OF FORMATION

WITH NEW AMENDMENTS FOR

SOUTHWEST AIRLINES CO.

ARTICLE ONE

Southwest Airlines Co., a Texas for-profit corporation (the “Corporation”), pursuant to the provisions of the Texas Business Organizations Code, hereby adopts a Restated Certificate of Formation which accurately copies its Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Certificate of Formation as hereinafter set forth, and which contains no other change in any provision thereof.

ARTICLE TWO

The Articles of Incorporation of the Corporation are amended by the Restated Certificate of Formation by adding the following as ARTICLE ELEVEN:

Any action of the Corporation which, under the provisions of the Texas Business Organizations Code or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of a majority of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the Texas Business Organizations Code or any other applicable law to vote thereon separately as a class, by the vote of the holders of a majority of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this ARTICLE ELEVEN shall be applicable to any required Shareholder authorization or approval of: (a) any amendment to this Certificate of Formation; (b) any plan of merger, share exchange or conversion involving the Corporation; (c) any sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the Corporation; and (d) any voluntary winding up of the Corporation.

ARTICLE THREE

The amendment made by this Restated Certificate of Formation has been effected in conformity with the provisions of the Texas Business Organizations Code and the governing documents of the Corporation, and such Restated Certificate of Formation, including such amendment, was duly adopted at a meeting the Shareholders of the Corporation on                     , 20    at which a quorum was present and voting throughout. The number of shares outstanding on the record date for such Shareholders’ meeting was                     , and the number of shares entitled to vote on such amendment was                     . A total of             shares were voted for the amendment and             shares were voted against the amendment.

ARTICLE FOUR

The Articles of Incorporation of the Corporation and all amendments and supplements thereto are hereby superseded by the following Restated Certificate of Formation which accurately copies the entire text thereof and as amended as above set forth:

RESTATED CERTIFICATE OF FORMATION

OF

SOUTHWEST AIRLINES CO.

ARTICLE ONE

The name of the corporation is Southwest Airlines Co.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are:

To deal generally in airplanes and flying machines of any and all types whatsoever, of every name and nature, whether of domestic or foreign make; to carry for hire passengers and freight in said machines, on special trips, or as common carriers on regularly established routes; to maintain facilities for the repair, overhauling, supply and testing of said machines; and to manufacture, buy, sell, lease and otherwise deal in and with personal property of all kinds and description, including, but not limited to any and all machinery, parts, supplies and equipment necessary or incidental to carrying on the general business of the corporation.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is Two Billion (2,000,000,000) shares of Common Stock of the par value of One Dollar ($1.00) each.

No holder of any class of shares of the corporation, whether now or hereafter authorized, shall have any pre-emptive rights or preferential rights of subscription to any shares of any class of the corporation, whether now or hereafter authorized, or to any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the corporation, issued, optioned or sold by it at any time. All or any of its shares and the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of the corporation authorized by these articles of incorporation or by any amended articles of incorporation duly filed, may at any time be issued, optioned for sale, and sold or disposed of by the corporation pursuant to resolution of its board of directors to such persons and upon such terms as may to such board seem proper without first offering such shares or securities or any part thereof to existing shareholders.

At each election for directors every shareholder entitled to vote at such election shall have the right to vote, either in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and cumulative voting for directors is expressly prohibited.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000) consisting of money, labor done, or property actually received.

ARTICLE SIX

The address, including street and number, of its registered office is 211 E. 7th Street, Suite 620, Austin, Texas 78701-3218, and the name of its registered agent is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

ARTICLE SEVEN

The Board of Directors currently consists of ten persons. The names and addresses of the persons who are directors are:

Name	Address

Gary C. Kelly	2702 Love Field Drive
Dallas, Texas 75235-1611

David W. Biegler	2702 Love Field Drive
Dallas, Texas 75235-1611

J. Veronica Biggins	2702 Love Field Drive
Dallas, Texas 75235-1611

Douglas H. Brooks	2702 Love Field Drive
Dallas, Texas 75235-1611

William H. Cunningham	2702 Love Field Drive
Dallas, Texas 75235-1611

John G. Denison	2702 Love Field Drive
Dallas, Texas 75235-1611

Nancy B. Loeffler	2702 Love Field Drive
Dallas, Texas 75235-1611

John T. Montford	2702 Love Field Drive
Dallas, Texas 75235-1611

Thomas M. Nealon	2702 Love Field Drive
Dallas, Texas 75235-1611

Daniel D. Villanueva	2702 Love Field Drive
Dallas, Texas 75235-1611

ARTICLE EIGHT

[Intentionally Omitted]

ARTICLE NINE

[Intentionally Omitted]

ARTICLE TEN

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Ten shall not eliminate or limit the liability of a director for:

(1) a breach of a director’s duty of loyalty to the corporation or its shareholders;

(2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(4) an act or omission for which the liability of a director is expressly provided by statute; or

(5) an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE ELEVEN:

Any action of the Corporation which, under the provisions of the Texas Business Organizations Code or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of a majority of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the Texas Business Organizations Code or any other applicable law to vote thereon separately as a class, by the vote of the holders of a majority of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this ARTICLE ELEVEN shall be applicable to any required Shareholder authorization or approval of: (a) any amendment to this Certificate of Formation; (b) any plan of merger, share exchange or conversion involving the Corporation; (c) any sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the Corporation; and (d) any voluntary winding up of the Corporation.

IN WITNESS THEREOF, the Corporation has caused this Restated Certificate of Formation to be executed this     day of                     , 2012.

SOUTHWEST AIRLINES CO.

By:
Ron Ricks
Executive Vice President, Chief Legal & Regulatory Officer, & Corporate Secretary

APPENDIX B

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO.

2702 LOVE FIELD DRIVE

DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on May 15, 2012 (May 14, 2012 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2012 (May 14, 2012 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43718-P21042

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTHWEST AIRLINES CO.

A. Company Proposals

The Board of Directors recommends a vote “FOR” all of the nominees listed below:

1. Election of Directors

1a. David W. Biegler

1b. J. Veronica Biggins

1c. Douglas H. Brooks

1d. William H. Cunningham

1e. John G. Denison

1f. Gary C. Kelly

1g. Nancy B. Loeffler

1h. John T. Montford

1i. Thomas M. Nealon

1j. Daniel D. Villanueva

For

Against

Abstain

The Board proposals: of Directors recommends a vote “FOR” the following

2. Advisory vote to approve named executive officer compensation.

3. Approval of Amendment and Restatement of the Company’s Articles of Incorporation to eliminate supermajority voting for certain corporate matters.

4. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.

For

Against

Abstain

For address change and/or comments, please check this box and write them on the reverse side where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2012

10:00 a.m. Central Daylight Time

Hyatt Regency Dallas

300 Reunion Boulevard

Dallas, Texas, USA 75207

DIRECTIONS TO THE ANNUAL MEETING

Hyatt Regency Dallas is located at 300 Reunion Boulevard, Dallas, Texas.

— From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane.

Turn left to merge onto I-35E south. Take exit 428E for Commerce Street. Merge onto Commerce Street going under the viaduct. Turn right on S Houston Street. Turn right on Reunion Boulevard West. At the traffic light, turn right for paid parking or turn left for valet parking.

— You may also take Dallas Area Rapid Transit, blue or red line trains, or the Trinity Railway Express to Union Station. An underground concourse connects the station to the hotel.

Please note the admission requirements on the front of the Proxy Statement if you plan to attend this year’s meeting in person.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

M43719-P21042

PROXY

SOUTHWEST AIRLINES CO.

2702 LOVE FIELD DRIVE

DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Laura H. Wright, and Ron Ricks, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Hyatt Regency Dallas, 300 Reunion Boulevard, Dallas, Texas, on May 16, 2012, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2, 3, AND 4; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side